EGW CAPITAL INC. 10-12G

Exhibit 99.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the General Form for Registration of Securities on Form 10-12G, as it may be amended, of our Independent Auditor’s Report dated April 10, 2018 relating to the balance sheets of EGW Capital, Inc. as of June 30, 2017, and the related statements of operations, changes in stockholders’ equity, and cash flows for period from March 3, 2017 (inception) through June 30, 2017, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

April 11, 2018

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com